Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tarantella, Inc. and its subsidiaries on Forms S-8 (No. 333-69350, No. 333-86426, No. 333-105608 and 333-117307) of our report dated March 5, 2004, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2), appearing in this Annual Report on Form 10-K/A of Tarantella, Inc. for the year ended September 30, 2003.

DELOITTE & TOUCHE LLP

San Jose, California

July 16, 2004